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                                                                      Exhibit 11



                          DRINKER BIDDLE & REATH LLP
                               One Logan Square
                           18/TH/ and Cherry Streets
                          Philadelphia, PA 19103-6996
                                 215-988-2700
                               Fax: 215-988-2757
                                  www.dbr.com

                               September 7, 2000

Firstar Funds, Inc.
Firstar Funds Center
615 East Michigan Street
Milwaukee, WI 53201-3011

Dear Sir or Madam:

     We have acted as counsel for Firstar Funds, Inc., a Wisconsin corporation ("Firstar"), in connection with the proposed acquisition by certain investment portfolios offered by Firstar (the "Acquiring Firstar Funds") of substantially all of the assets and liabilities of the investment portfolios offered by Mercantile Mutual Funds, Inc. (the "Acquired Mercantile Funds") and Firstar Stellar Funds (the "Acquired Stellar Funds") in exchange for Retail A, Retail B, Class Y and Institutional Shares of the common stock of the Acquiring Firstar Funds.

     The aforementioned proposed acquisitions are referred to herein as the "Reorganization." This opinion relates to the shares of common stock of Firstar (par value $0.0001 per Share) to be issued in the Reorganization ("Common Stock") and is furnished in connection with Firstar's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement").

     As counsel for Firstar, we are familiar with the proceedings taken by Firstar in connection with the authorization, issuance and sale of the Common Stock. In addition, we have examined and are familiar with Firstar's Articles of Incorporation and By-Laws, resolutions adopted by its Board of Directors, the Registration Statement and each combined proxy statement and prospectus (individually, a "Proxy Statement and Prospectus") contained therein, and such other legal and factual matters as we have considered necessary to render the opinion hereinafter set forth.
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     In our examination, we have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity when they executed the same; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and such original documents are authentic, the signatures on such original documents are genuine and the persons signing such original documents were of legal capacity when they executed the same; and (iii) all certificates of public officials upon which we have relied have been duly and properly given and any public records reviewed by us are complete and accurate.

     We have also assumed the following for purposes of this opinion:

          1. Each share of Common Stock will be issued in accordance with (a) the Articles of Incorporation and By-Laws of Firstar, (b) resolutions of Firstar's Board of Directors and shareholders relating to the creation, authorization and issuance of the Common Stock, (c) the Agreement and Plan of Reorganization by and between Firstar and Mercantile Mutual Funds, Inc. or the Agreement and Plan of Reorganization by and between Firstar and Firstar Stellar Funds (each, an "Agreement and Plan of Reorganization"), as applicable, and (d) the Registration Statement.

          2. Prior to the issuance of any shares of Common Stock, the Board will (a) duly authorize the issuance of such Common Stock, (b) determine with respect to each class of such Common Stock the preferences, limitations and relative rights applicable thereto and (c) if such Common Stock is classified into separate series, duly take the action necessary to (i) create such series,
(ii) determine the number of shares of such series and the relative designations, preferences, limitations and rights thereof ("Series Designations") and (iii) amend Firstar's Articles of Incorporation to provide for such additional series.

          3. With respect to each of the shares of Common Stock, there will be compliance with the terms, conditions and restrictions applicable to the issuance of such share that are set forth in (a) Firstar's Articles of Incorporation and By-laws, each as amended as of the date of such issuance, (b) the applicable Series Designations and (c) the applicable Agreement and Plan of Reorganization.

          4. The Board will not change the number of shares of any series of Common Stock, or the preferences, limitations or relative rights of any class or series of Common Stock after any shares of such class or series have been issued.

     This opinion is based exclusively on the laws of the State of Wisconsin and the federal law of the United States of America. We have relied on an opinion of Foley & Lardner, special Wisconsin counsel to Firstar, insofar as our opinion relates to matters arising under the laws of the State of Wisconsin.

     On the basis of and subject to the foregoing and such other considerations as we deem relevant, we are of the opinion that upon the prior satisfaction of the conditions contained in the applicable Agreement and Plan of Reorganization, a copy of each of which is set forth in the particular Proxy Statement and Prospectus constituting a part of the Registration Statement, the

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Common Stock to be issued under each Agreement and Plan of Reorganization, when issued in accordance with the applicable Agreement and Plan of Reorganization and in the manner referred to in the Registration Statement, will be validly issued, fully paid and (except as provided in Section 180.0622 (2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof) non-assessable by Firstar.

     This opinion is solely for the use of Firstar and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                              Very truly yours,




                                              /s/ DRINKER BIDDLE & REATH LLP

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